VININGS INVESTMENT PROPERTIES TRUST

                 AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
                              DECLARATION OF TRUST
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         AMENDMENT NO. 2 (the  "Amendment")  to the Second  Amended and Restated
Declaration of Trust of VININGS INVESTMENT PROPERTIES TRUST (the "Trust") dated February 6, 1985, as amended (the "Declaration of Trust"), made at Atlanta, Georgia this 25th day of June, 1996 by the Board of Trustees hereunder.

         WHEREAS, Section 9.3 of the Declaration of Trust provides that the Declaration of Trust may be amended by the vote or written consent of a majority of the Trustees and of the holders of a majority of the outstanding shares of beneficial interest of the Trust entitled to vote thereon;

         WHEREAS, the Board of Trustees desires to amend the Declaration of Trust to (i) authorize the Board of Trustees to combine outstanding shares of beneficial interest of the Trust by way of reverse share split, (ii) provide that to achieve the general policy objective of the Trust, the Trustees intend to invest the assets of the Trust in multifamily apartment properties and other real estate properties which offer the potential to achieve such objective, and
(iii) eliminate certain restrictions on the Trust's investment practices and activities (collectively, the "Amendments");

         WHEREAS, in accordance with Section 9.3 of the Declaration of Trust, the Trustees have approved the Amendments pursuant to a unanimous written consent dated May 23, 1996; and

         WHEREAS, in accordance with Section 9.3 of the Declaration of Trust, the Amendments have been approved at a meeting of shareholders held on June 25, 1996, by the holders of a majority of the outstanding shares of beneficial interest of the Trust entitled to vote thereon;

         NOW, THEREFORE, the undersigned, being all the Trustees of the Trust, do hereby state:

1. Section 2.1 of the Declaration of Trust is hereby amended in its entirety to read as follows (new language appearing in italics):

         "2.1 GENERAL STATEMENT OF POLICY. It is the general policy of the Trust that the Trustees invest the Trust Estate principally in investments which will conserve and protect the Trust's invested capital, produce cash distributions, and offer the potential for capital appreciation to be realized upon the sale, refinancing or other disposition of such investments. To achieve this objective, the Trustees intend to invest the assets of the Trust in Mortgage Loans and Land Purchase-Leasebacks, including those with equity enhancements, multifamily apartment properties and other real estate properties and investments which offer the potential to achieve such objective. The consideration paid for Real Property acquired by the Trust shall ordinarily be based on the fair market value of the property as determined by a majority of the Trustees. In cases where a majority of the Unaffiliated Trustees so determine, such fair market value shall be as determined by a qualified independent real estate appraiser selected by the Trustees, including a majority of the Unaffiliated Trustees. The Trustees, including a majority of the Unaffiliated Trustees, shall at least annually review the investment policies of the Trust to determine that the policies being followed by the Trust are in the best interests of the Shareholders, and each such determination and the basis therefor shall be set forth in the minutes of meetings of the Trustees."

2. Article VI of the Declaration of Trust is hereby deleted in its entirety.

3. Section 7.1 of the Declaration of Trust is hereby amended in its entirety to read as follows (new language appearing in italics):

         "7.1 SHARES. The beneficial interest in the Trust shall be divided into transferable units of a single class, all of which are designated as Shares, each without par value, and each Share shall (except as provided in Section 7.12) be identical in all respects with every other Share. The total number of Shares the Trust shall have authority to issue shall be unlimited. The Shares may be issued for such consideration as the Trustees shall determine, including upon the conversion of convertible debt, or by way of share dividend or share split in the discretion of the Trustees. In addition to the issuance of Shares by way of share dividend or share split, the Trustees may combine outstanding Shares by way of reverse share split and provide for the payment of cash in lieu of any fractional interest in a combined Share; and the mechanics authorized by the Trustees to implement any such combination shall be binding upon all Shareholders, holders of convertible debt, optionees and others with any interest in Shares. Outstanding Shares shall be transferable and assignable in like manner as are shares of stock of a Massachusetts business corporation. Shares reacquired by the Trust shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued. Shares reacquired by the Trust may be cancelled by action of the Trustees. All Shares shall be fully paid and nonassessable by or on behalf of the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend, share split or combination or upon the conversion of convertible debt. The Shares shall not entitle the holder to preference, preemptive, conversion, or exchange rights of any kind, except as the Trustees may specifically determine with respect to any Shares at the time of issuance of such Shares and except as specifically provided by law."

4. This Amendment may executed in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

5. Pursuant to Section 10.2 of the Declaration of Trust, a copy of this Amendment shall be filed with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

EXECUTED as of the 25th day of June, 1996.

TRUSTEES

/s/ Peter D. Anzo
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Peter D. Anzo

/s/ Martin H. Petersen
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Martin H. Petersen

/s/ Stephanie A. Reed
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Stephanie A. Reed

/s/ Gilbert H. Watts, Jr.
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Gilbert H. Watts, Jr.

/s/ Phill D. Greenblatt
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Phill D. Greenblatt

/s/ Henry Hirsch
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Henry Hirsch